Exhibit 99.2

Exhibit 99.2 Form of Consent for Holders of USF Common Stock

FORM OF

WRITTEN CONSENT

USF HOLDING CORP.

This Written Consent is solicited by the Board of Directors of USF Holding Corp.

Please return this consent no later than        pm (Eastern Standard Time) on            , 2014, which is the date that the USF Board of Directors expects to receive consents under the Voting Agreement. Your shares will be tabulated and voted to approve or disapprove the proposal as you indicate below. Any Written Consent returned without indicating a decision on the proposal will be voted to APPROVE the proposal.

The undersigned, being a holder of record of common stock, par value $0.01, of USF Holding Corp., a Delaware corporation (“USF”), on                 , 2014, hereby consents, by written consent without a meeting, to the action as set forth below with respect to all of the aforementioned shares of USF common stock that the undersigned holds of record.

The undersigned acknowledges receipt of the consent solicitation statement/prospectus, which is part of the registration statement on Form S-4 (No. 333-             ) of Sysco Corporation, a Delaware corporation (“Sysco”), and which more fully describes the proposal below.

1.

Approval of the merger of Scorpion Corporation I, Inc. with and into USF, with USF continuing as the surviving corporation and a wholly owned subsidiary of Sysco, immediately followed by the merger of USF with and into Scorpion Company II, LLC, with Scorpion Company II, LLC surviving the merger as a wholly owned subsidiary of Sysco, and adoption and approval of the Agreement and Plan of Merger among Sysco, Scorpion Corporation I, Inc., Scorpion Company II, LLC, and USF, dated as of December 8, 2013, and the transactions contemplated thereby.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

IMPORTANT: PLEASE DATE AND SIGN THE CONSENT BELOW. If held in joint tenancy, all persons must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If shares are held by a corporation, please sign the full corporate name by president or other authorized officer. If shares are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person. Please execute, date, sign and return this Written Consent promptly to USF by faxing it to USF Holding Corp., Attention: Juliette Pryor, General Counsel and Chief Compliance Officer, at (847) 720-1761, by emailing a .pdf copy of the Written Consent to legal@usfoods.com, or by mailing this Written Consent to USF Holding Corp. at 9399 W. Higgins Road, Suite 500, Rosemont, IL 60018, Attention: Juliette Pryor, General Counsel and Chief Compliance Officer.

IF AN INDIVIDUAL: By: (duly authorized signature) Name: (please print or type full name) Title: (please print or type full title)	IF AN ENTITY: (please print or type complete name of entity) By: (duly authorized signature) Name: (please print or type full name) Title: (please print or type full title)

Date: , 2014	Date: , 2014